SOURCE: EcoSmart Surface & Coating Technologies

FOR IMMEDIATE RELEASE: June 26, 2018 9:00 am EST

EcoSmart Introduces V-Shield™, a Time and Money Saving Single-Coat, Sustained-Performance Sealant and Finish for All Types of Vinyl Surfaces

LAKE PARK, FL - (Access Wire – June 26, 2018) – EcoSmart Surface & Coating Technologies (EcoSmart) (OTC: FIND) has announced the introduction of its advanced, single-coat, sustained-performance and industrial strength floor sealant and finish, V-Shield™. The product is intended primarily for commercial and institutional use – principally by maintenance service contractors for retail malls, large “big-box” stores, schools, hospitals, daycare and elderly centers, motels and hotels, industry conference centers, and airport and rail terminals – on all types of interior resilient floor coverings, including all those made of vinyl (e.g. Vinyl Composition Tile [VCT], Luxury Vinyl Tile [LVT], Engineered Vinyl Tile [QVT], Vinyl Sheet and Welded Seam Vinyl) as well as those made of cork, rubber, and other plastics and linoleum. In the U.S. alone, and according to industry statistics published by Catalina Research, this amounted in 2016 to more than approximately 20% of the 21.82 billion square feet, and $24.47 billion, of aggregate floor covering sales volume.

V-Shield™ is a uniquely long-lasting, silicon-ceramic coating that forms a continuous, invisible barrier across the tiled surfaces to which it is applied, providing an extraordinary degree of “smart-surface” protection against microbial growth as well as long-term wear and tear, staining, UV yellowing, and the gradual effects of exposure to harsh chemicals. The product additionally provides a similarly long-lasting, high-gloss finish to the treated surface. The single-coat, sustained-performance feature of V-Shield™, which sets it meaningfully apart from other leading products, dramatically simplifies the application process and eliminates altogether the need for ongoing – typically monthly or quarterly – cleaning and related requirements for average periods of up to 3 or 4 years, thereby substantially reducing costs over the useful life of a flooring cover in terms of both labor and maintenance supplies. On average, the savings to be derived by a typical contractor switching from a quarter-annually applied wax-based product to V-Shield™ – whether or not passed along to a property owner or lessee - is approximately $2,500 per year per 1,000 square feet of floor covering surface area.

EcoSmart’s release of V-Shield™ comes at an opportune time as U.S. domestic resilient flooring sales have been increasing and are projected to continue to increase in terms of both dollar and square footage volumes. According to an industry statistical report contained in the July, 2017 edition of Floor Covering Weekly, resilient flooring sales “increased sharply in 2016, taking significant share from other floor covering materials,” and that this increase resulted in resilient flooring, as a category, “increasing to 15 percent of total U.S. floor covering dollar sales and 19.6 percent of total square foot sales, … up from 13.3 percent and 17.5 percent, respectively, in 2015.” This equates to $3.68 billion in aggregate sales volume for that period, and 4.28 billion in aggregate square footage. Meanwhile, significantly mounting federal and state level environmental compliance burdens imposed upon those engaging in the disposal of chemicals produced as a by-product of traditional vinyl wax-stripping methods have escalated to the point at which the maintenance service business for resilient flooring only makes viable economic sense if carried out using an alternative to wax-based products, and particularly one that offers, as V-Shield™ does, a sustained-performance feature that drastically cuts down on the frequency of required maintenance.

Commenting on the product announcement of V-Shield™, Steven Malone, EcoSmart’s President and Chief Executive Officer had this to say: “The days of the repetitive cycle of stripping and multi-coat waxing of VCT floors are over. A vastly superior solution is now available that will not only eliminate the need for ongoing maintenance for several years at a time – something previously unheard of – but also translate into substantial savings in combined labor and materials. V-Shield™ is effectively a sort-of “one-and-done” type solution, and, with the current and projected rapid growth in the resilient flooring market, and a recently revised internal strategy that has our applicator teams pursuing long-term contracts with large institutions and property managers in order to seize on the growing opportunity created by the evolving regulatory landscape, we think that there’s very good reason to believe that this product is poised to fast become the product of choice for the treatment of vinyl and other resilient surfaces by independent floor cleaning and sealing contractors.”

About EcoSmart Surface & Coating Technologies (Findex.com, Inc.)

Headquartered in Lake Park, Florida, the Company is a developer, manufacturer, and marketer of a proprietary line of specialty industrial glass-based smart surface coatings materials that have a broad range of industrial, commercial, and consumer applications. The Company’s line of products center on a U.S. patented technology that, either on its own or when coupled with any of an array of available proprietary formula additives, offers a unique combination of beneficial surface properties that allow for a broad array of multi-surface and end-product applications. Among others, such applications include:

  Heavy machinery, equipment and infrastructure throughout each of the construction, oil and gas, and mining industries
  Marine industry, vessels and infrastructure
  Industrial and Residential HVAC equipment, commercial refrigeration systems, and power generators
  Hardscapes, concrete, pavers, stone
  Interior floors of all types

For more information please visit http://www.ecosmartsurfaces.com

Forward-Looking Statements

The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, long-term product performance, competitive technological advancements, the strength of domestic and international patent and other intellectual property rights held by us and others, market adoption rates, managing production and freight costs, and our ability to secure required capital to execute on our business plan and opportunities. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Visit us on Facebook https://www.facebook.com/EcoSmartSurfaceTechnologies

Contact Information

EcoSmart Surface and Coatings Technologies
Investor Relations: Steven Malone (561) 328-6488 or info@ecosmartsurfaces.com